EXHIBIT 4.6

LA JOLLA COVE INVESTORS, INC.

2250 UNION STREET, SUITE 301

SAN FRANCISCO, CALIFORNIA 94123

TELEPHONE:  (415) 409-8703

FACSIMILE:    (415) 409-8704

E-MAIL: LJCI@PACBELL.NET

LA JOLLA                                                                                                                                   www.ljcinvestors.com

SAN FRANCISCO

March 27, 2003

Jay W. Downs

Diatect International Corporation

875 S. Industrial Parkway

Heber City, UT 84032

Dear Jay:

This letter shall serve as an addendum to the following documents: 8 % Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement and the Warrant to Purchase Common Stock. Capitalized terms shall have the meaning set forth in the respective documents. The following changes and additions are hereby made and agreed upon:

1.

The second sentence of Section 3.1(a) of the Convertible Debenture is hereby amended to read as follows:

“The number of Common Shares into which this Debenture may be converted is equal to the dollar amount of the Debenture being converted multiplied by eleven, minus the product of the Conversion Price multiplied by ten times the dollar amount of the Debenture being converted, divided by the Conversion Price.”

2.

The first sentence of the second paragraph of the Warrant to Purchase Common Stock is hereby amended to read as follows:

“The Company hereby grants to Holder the right to purchase that number of shares of the Company’s Common Stock (the “Shares” or “Warrant Shares”) equal to ten (10) times the dollar amount of the Debenture being converted.”

3.

Section 1.4 of the Warrant to Purchase Common Stock is hereby amended to read as follows:

“The Exercise Price of this Warrant shall be $1.00.

Sincerely,

Travis W. Huff

Portfolio Manager

Agreed to:

Diatect International Corporation

By: __________________________

Title: _________________________